                                                                     EXHIBIT 5.1





                                 July 25, 1997




BioReliance Corporation
9900 Blackwell Road
Rockville, Maryland  20850

Ladies and Gentlemen:

          We are acting as special counsel for BioReliance Corporation, a Delaware corporation (the "Company"), in connection with the initial public offering (the "Offering") pursuant to the Registration Statement on Form S-1 filed on April 11, 1997, as amended (the "Registration Statement") covering 2,400,000 shares of the Company's common stock, par value $.01, of which 2,102,014 shares will be sold by the Company (the "Primary Shares") and 297,986 shares will be sold by Whittaker Corporation, a stockholder of the Company (the "Secondary Shares"), and an over-allotment option of up to 315,302 shares of the Company's common stock, par value $.01 (the "Additional Shares"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy or such assumptions or items relied upon.

           In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials, officers or other representatives of the Company and its subsidiaries and other persons and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

          In all such examinations, we have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the

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July 25, 1997
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accuracy of, certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and its subsidiaries, and other persons.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Primary Shares and the Additional Shares to be offered by the Company, when issued, delivered and paid for as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable and the Secondary Shares are legally issued, fully paid and non-assessable.

          The opinions expressed herein are limited to the General Corporation Law of the State of Delaware. We assume no obligations to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                        FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                        By: /s/ ANDREW P. VARNEY
                                            -------------------------------
                                            Andrew P. Varney